Registration No. 333-196906

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GOLDEN STAR RESOURCES LTD.

(Exact Name of Registrant as Specified in its Charter)

Canada	1040	Not Applicable
(Province or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number (if Applicable))	(I.R.S. Employer Identification No. (if Applicable))

150 King Street West

Sun Financial Tower, Suite 1200

Toronto, Ontario M5H 1J9

(416) 583-3800

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Davis Graham & Stubbs LLP

1550 Seventeenth Street, Suite 500

Denver, Colorado 80202

(303) 892-9400

(Name, Address (Including Zip Code) and Telephone Number (Including Area Code) of Agent for Service in the United States)

Copies to:

Michelle H. Shepston, Esq. Davis Graham & Stubbs LLP 1550 Seventeenth Street Suite 500 Denver, Colorado 80202 (303) 892-9400	John M. Sabetti, Esq. Fasken Martineau DuMoulin LLP 333 Bay Street, Suite 2400 Bay Adelaide Centre, Box 20 Toronto, Ontario M5H 2T6 Canada (416) 366-8381

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after the effective date of this Registration Statement.

Province of Ontario, Canada

(Principal Jurisdiction Regulating this Offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☒	At some future date (check the appropriate box below).

	1.	☐	Pursuant to Rule 467(b) on (date) at (time)
(designate a time not sooner than seven calendar days after filing).

	2.	☐	Pursuant to Rule 467(b) on (date) at (time) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

	3.	☒	Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☐	After the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☒

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

SHORT FORM BASE SHELF PROSPECTUS

New Issue	July 21, 2014

GOLDEN STAR RESOURCES LTD.

U.S.$250,000,000

Common Shares

Preferred Shares

Warrants

Debt Securities

Golden Star Resources Ltd. (the “Company”, “Golden Star”, “we”, “us”, or “our”) may offer and sell from time to time our common shares (“Common Shares”), First Preferred shares (“Preferred Shares”), warrants (“Warrants”) to purchase any of the other securities that are described in this short form base shelf prospectus (the “Prospectus”) or any supplement hereto; debt securities; or any combination thereof for up to an aggregate offering price of U.S.$250,000,000 (all of the foregoing collectively, the “Securities” and individually, a “Security”), in one or more transactions during the 25-month period that this Prospectus, including any amendments hereto, remains effective.

We will provide the specific terms of any offering of Securities in one or more prospectus supplements (each a “Prospectus Supplement”) to this Prospectus. The Securities may be offered separately or together in any combination and as separate series. An investor should read this Prospectus and any Prospectus Supplement carefully before investing in any Securities.

All dollar amounts in this Prospectus refer to United States dollars, unless otherwise indicated. See “Currency Presentation and Exchange Rate Information”.

Investing in Securities involves significant risks. Prospective purchasers of Securities should carefully consider the risks described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” and elsewhere in this Prospectus, and in the documents incorporated by reference in this Prospectus.

The specific terms of the Securities with respect to a particular offering, and the terms of such offering, will be set out in the applicable Prospectus Supplement. If required by applicable law, when Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to the Securities will be included in the Prospectus Supplement describing the Securities.

All information permitted under applicable law to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. For the purposes of applicable securities laws, each Prospectus Supplement will be incorporated by reference into this Prospectus as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which that Prospectus Supplement pertains.

We may sell Securities directly to you, or through agents, underwriters or dealers we select. If we use agents, underwriters or dealers to sell the Securities, we will name them and describe their compensation in a Prospectus Supplement. The net proceeds we expect to receive from an offering of Securities will be described in the Prospectus Supplement relating to that offering.

Our Common Shares are traded on the NYSE MKT under the symbol “GSS”, on the Toronto Stock Exchange (“TSX”) under the symbol “GSC” and on the Ghana Stock Exchange under the symbol “GSR.” On July 21, 2014, the last reported trading price of our Common Shares on NYSE MKT was U.S.$0.57 per share, the last reported trading price of our Common Shares on the TSX was C$0.60 per share and the last reported trading price of our Common Shares on the Ghana Stock Exchange was GH 2.75 per share. The applicable Prospectus Supplement will contain information, where applicable, with respect to any listing on the NYSE MKT, the TSX, the Ghana Stock Exchange or any other securities exchange of the Securities distributed under that Prospectus Supplement. Unless otherwise specified in the applicable Prospectus Supplement, Securities other than Common Shares will not be listed on any securities exchange. There is no market through which such Securities may be sold and purchasers may not be able to resell Securities purchased under this Prospectus and the Prospectus Supplement relating to such Securities. This may affect the pricing of Securities in the secondary market, the transparency and availability of trading prices and the liquidity of Securities. See “Risk Factors”.

Golden Star is a foreign private issuer under United States securities laws and is permitted under the multijurisdictional disclosure system adopted by the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements. Purchasers of Securities in the United States should be aware that such requirements are different from those of the United States. Golden Star has prepared its financial statements for the year ended December 31, 2013 and for the three months ended March 31, 2014, incorporated herein by reference, in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) which is incorporated within Part 1 of the CPA Canada Handbook—Accounting. Our consolidated financial statements are subject to Canadian generally accepted auditing standards and auditor independence standards, in addition to the standards of the Public Company Accounting Oversight Board (United States) and the United States Securities and Exchange Commission (“SEC”) independence standards. Thus, they may not be comparable to the financial statements of U.S. companies.

Financial statements which will be deemed incorporated by reference herein in the future, or which may form part of a Prospectus Supplement in the future, will be prepared in accordance with IFRS. Purchasers of Securities should be aware that the acquisition of Securities may have tax consequences both in the United States and in Canada. Such consequences for purchasers who are resident in, or citizens of, the United States or who are resident in Canada may not be described fully herein or in any applicable Prospectus Supplement. Purchasers of Securities should read the tax discussion contained in the applicable Prospectus Supplement with respect to a particular offering of Securities.

The ability of purchasers of securities to enforce civil liabilities under United States federal securities laws may be affected adversely because we are incorporated in Canada, most of our officers and directors and most of the experts named in this Prospectus are not residents of the United States, and all of our assets and all or a substantial portion of the assets of such persons are located outside of the United States. See “Enforceability of Certain Civil Liabilities by U.S. Investors”.

NONE OF THE CANADIAN SECURITIES REGULATORY AUTHORITIES, THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY UNITED STATES STATE SECURITIES COMMISSION OR OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

No underwriter has been involved in the preparation of this Prospectus nor has any underwriter performed any review of the contents of this Prospectus.

The earnings coverage ratio for each of the 12 month period ended December 31, 2013 and the 12 month period ended March 31, 2014, respectively, is less than a one-to-one. See “Earnings Coverage Ratio”.

Tony Jensen, Craig Nelsen, Christopher Thompson and William Yeates, being directors of the Company, have appointed the Company, 150 King Street West, Suite 1200, Toronto, Ontario, M5H 1J9, as agent for service of process. Purchasers are advised that it may not be possible for investors to enforce judgements obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process in Canada.

The registered and principal office of the Company is located at 150 King Street West, Suite 1200, Toronto, Ontario, M5H 1J9.

-ii-

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated by reference in this Prospectus contain certain forward-looking statements with respect to our financial condition, results of operations, business, prospects, plans, objectives, goals, strategies, future events, capital expenditures, and exploration and development efforts. Words such as “anticipates,” “expects,” “intends,” “forecasts,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and similar expressions (including negative and grammatical variations) identify forward-looking statements.

Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained or incorporated by reference in this Prospectus. These statements include comments regarding: anticipated production and cash operating cost estimates; fluctuations in power and fuel costs and the impact on cash costs; the receipt of environmental permits; anticipated commencement dates of mining and production; estimated development costs; government review of gold exploration areas; the mining laws and tax regime of Ghana; production capacity, production rates and production costs; development and operating costs; gold sales; mining operations and gold recovery rates; ore type, ore delivery and ore processing; use of waste rock; tailings processing; completion, use and capacity of the tailings storage facilities; potential mine life; strip ratios; permitting and approvals; rehabilitation; estimates of mineral reserves and mineral resources and the timing of such estimates; geological, environmental, community and engineering studies; the timing for completion of a preliminary economic assessment of underground mining at the Wassa gold mine and the commencement of a feasibility study in respect thereof; exploration efforts and activities; timing for commencing or completing drilling; updates to resource models; identification of acquisition and growth opportunities; timing for completion of pushbacks at Chujah and Bogoso North; our ability to meet cash requirements; and changes to management of the Company.

The following, in addition to the factors described under “Risk Factors” in this Prospectus, are among the factors that could cause actual results to differ materially from the forward-looking statements:

•	significant increases or decreases in gold prices;

•	losses or gains in mineral reserves from changes in operating costs and/or gold prices;

•	failure of exploration efforts to expand mineral reserves and mineral resources around our existing mines;

•	unexpected changes in business and economic conditions;

•	inaccuracies in mineral reserves and mineral resources estimates;

•	changes in interest and currency exchange rates;

•	timing and amount of gold production;

•	unanticipated variations in ore grade, tonnes mined and crushed or milled;

•	unanticipated recovery or production problems;

•	effects of illegal mining on our properties;

•	changes in mining and processing costs, including changes to costs of raw materials, supplies, services and personnel;

•	changes in metallurgy and processing;

•	availability of skilled personnel, contractors, materials, equipment, supplies, power and water;

•	changes in project parameters or mine plans;

•	costs and timing of development of mineral reserves;

•	weather, including drought or excessive rainfall in West Africa;

•	results of current and future exploration activities;

•	results of pending and future feasibility studies;

•	acquisitions and joint venture relationships;

•	political or economic instability, either globally or in the countries in which we operate;

•	changes in regulatory frameworks or regulations affecting our operations, particularly in Ghana, where our principal producing properties are located;

•	local and community impacts and issues;

•	availability and cost of replacing mineral reserves;

•	timing of receipt and maintenance of government approvals and permits;

•	unanticipated transportation costs including shipping incidents and losses;

•	accidents, labor disputes and other operational hazards;

•	environmental costs and risks;

•	changes in tax laws;

•	unanticipated title issues;

•	competitive factors, including competition for property acquisitions;

•	possible litigation;

•	availability of capital at reasonable rates or at all;

•	changes in the Ghanaian Cedi and government policies regarding payments in foreign currency; and

•	changes to Golden Star’s mining licenses, including revocation.

These factors are not intended to represent a complete list of the general or specific factors that could affect us. We may note additional risk factors elsewhere in this Prospectus and any Prospectus Supplement and in any documents incorporated by reference into this Prospectus and any Prospectus Supplement. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results, performance or achievements not to be as anticipated, estimated or intended. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance or achievements may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Except as required by law, we disclaim any obligation to revise any forward-looking statements to reflect events or circumstances after the date of such statements. All of the forward-looking statements contained or incorporated by reference in this Prospectus are qualified by the foregoing cautionary statements.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

We report in United States dollars. Accordingly, all references to “$”, “U.S.$” or “United States dollars” in this Prospectus refer to United States dollar values. References to “Cdn.$” or “Canadian dollars” are used to indicate Canadian dollar values.

The noon rate of exchange on July 21, 2014 as reported by the Bank of Canada for the conversion of Canadian dollars into United States dollars was Cdn.$1.00 equals U.S.$0.93 and for the conversion of United States dollars into Canadian dollars was U.S.$1.00 equals Cdn.$1.07.

References to “GH ” or “Ghanaian Cedis” are used to indicate values in Ghanaian Cedi. The noon rate of exchange on July 21, 2014 as reported by the Bank of Canada for the conversion of Canadian dollars into Ghanaian Cedi was Cdn.$1.00 equals GH 3.18 and for the conversion of Ghanaian Cedi into Canadian dollars was GH 1.00 equals Cdn.$0.31.

The following table sets forth, for each of the years indicated, the high, low and average noon spot rates for Canadian dollars in terms of the United States dollar, as reported by the Bank of Canada.

	Three months ended March 31, 2014 (Cdn. $)	Three months ended March 31, 2013 (Cdn. $)	Year ended Dec. 31, 2013 (Cdn. $)	Year ended Dec. 31, 2012 (Cdn. $)
High	1.13	1.03	1.04	1.06
Low	1.06	0.98	0.97	0.94
Average	1.10	1.01	1.00	0.99

The following table sets forth, for each of the years indicated, the high, low and average noon spot rates for Canadian dollars in terms of the Ghana cedi, as reported by the Bank of Canada.

	Three months ended March 31, 2014 (Cdn. $)	Three months ended March 31, 2013 (Cdn. $)	Year ended Dec. 31, 2013 (Cdn. $)	Year ended Dec. 31, 2012 (Cdn. $)
High	0.4700	0.5400	0.6220	0.6717
Low	0.4100	0.5200	0.5068	0.6122
Average	0.4431	0.5272	0.5412	0.6398

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in all of the provinces of Canada, other than the Province of Québec. The following documents, filed by the Company with the securities commissions or similar authorities in each of the provinces of Canada, other than the Province of Québec, are specifically incorporated by reference into, and form an integral part of, this Prospectus. The information incorporated by reference is considered part of this Prospectus, and information filed with certain securities regulators in Canada subsequent to this Prospectus and prior to the termination of a particular offering of Securities referred to in any Prospectus Supplement will be deemed to update and supersede this information. Except as may be set forth in a Prospectus Supplement, we incorporate by reference into this Prospectus and any accompanying Prospectus Supplement the documents listed below:

(a)	annual information form of the Company for the year ended December 31, 2013 dated March 21, 2014 (“AIF”);

(b)	audited consolidated financial statements of the Company for the years ended December 31, 2013 and 2012 and the related notes, which comprise a summary of significant accounting policies and other explanatory information and the auditor’s report thereon (the “Annual Financial Statements”);

(c)	management’s discussion and analysis of financial condition and result of operations of the Company for the year ended December 31, 2013 (“Annual MD&A”);

(d)	unaudited condensed interim consolidated financial statements of the Company for the three months ended March 31, 2014, together with the notes thereto (“Interim Financial Statements”);

(e)	management’s discussion and analysis of financial condition and results of operations of the Company for the three months ended March 31, 2014 (“Interim MD&A”); and

(f)	the management information circular of the Company dated March 14, 2014 relating to the Company’s annual general and special meeting of shareholders held on May 8, 2014 (the “Management Information Circular”).

Any document of the type referred to in section 11.1 of Form 44-101F1 of National Instrument 44-101 – Short Form Prospectus Distributions filed by the Company with the securities commissions or similar regulatory authorities in Canada after the date of this Prospectus, and all Prospectus Supplements (only in respect of the offering of Securities to which that Prospectus Supplement relates) disclosing additional or updated information including the documents incorporated by reference therein, filed pursuant to the requirements of applicable securities legislation in Canada and during the period that this Prospectus is effective, shall be deemed to be incorporated by reference in this Prospectus. The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to the Company and the readers should review all information contained in this Prospectus, the applicable Prospectus Supplement and the documents incorporated or deemed to be incorporated by reference herein and therein.

Upon a new annual information form and annual consolidated financial statements being filed by the Company with the applicable Canadian securities commissions or similar regulatory authorities in Canada during the period that this Prospectus is effective, the previous annual information form, the previous annual consolidated financial statements and all interim consolidated financial statements, and in each case the accompanying management’s discussion and analysis of financial condition and results of operations and material change reports filed prior to the commencement of the financial year of the Company in which the new annual information form is filed shall be deemed to no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon interim consolidated financial statements and the accompanying management’s discussion and analysis of financial condition and results of operations being filed by the Company with the applicable Canadian securities commissions or similar regulatory authorities during the period that this Prospectus is effective, all interim consolidated financial statements and the accompanying management’s discussion and analysis of financial condition and results of operations filed prior to such new interim consolidated financial statements shall be deemed to no longer be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. In addition, upon a new management information circular for an annual meeting of shareholders being filed by the Company with the applicable Canadian securities commissions or similar regulatory authorities during the period that this Prospectus is effective, the previous management information circular filed in respect of the prior annual meeting of shareholders shall no longer be deemed to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus.

A Prospectus Supplement containing the specific terms of an offering of Securities and other information relating to the Securities will be delivered to prospective purchasers of such Securities, together with this Prospectus, and will be deemed to be incorporated into this Prospectus as of the date of such Prospectus Supplement and only for the purpose of the offering of the Securities covered by that Prospectus Supplement.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document or statement that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Copies of the documents incorporated or deemed to be incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Golden Star Resources Ltd., 150 King Street West, Suite 1200, Toronto, Ontario, M5H 1J9, Telephone (416) 816-0424, and are also available electronically at www.sedar.com.

Readers should rely only on information contained or incorporated by reference in this Prospectus and any applicable Prospectus Supplement. The Company has not authorized anyone to provide the reader with different information. The Company is not making any offer of Securities in any jurisdiction where such offer is not permitted. Readers should not assume that the information contained in this Prospectus is accurate as of any date other than the date of this Prospectus, unless otherwise noted herein or as required by law. It should be assumed that the information appearing in this Prospectus, any Prospectus Supplement and the documents incorporated by reference herein and therein are accurate only as of their respective dates. The business, financial condition, results of operations and prospects of the Company may have changed since those dates. Information on any of the websites maintained by us does not constitute a part of this Prospectus or any Prospectus Supplement and shall not be relied upon by prospective purchasers for the purpose of determining whether to invest in Securities qualified for distribution under this Prospectus.

FINANCIAL INFORMATION

The financial statements of the Company incorporated herein by reference and in any Prospectus Supplement are reported in United States dollars. Effective June 30, 2013, Golden Star adopted IFRS, which differs from accounting principles generally accepted in the United States (“U.S. GAAP”). Golden Star’s Annual Financial Statements and Interim Financial Statements incorporated by reference in this Prospectus are prepared in accordance with IFRS. You should refer to Note 27 of the Annual Financial Statements for a discussion of the principal differences between the Company’s financial results determined under U.S. GAAP and under IFRS. The SEC has adopted rules to allow foreign private issuers, such as Golden Star, to prepare and file financial statements prepared in accordance with IFRS as issued by the IASB without reconciliation to U.S. GAAP. Accordingly, we will not be providing a description of the principal differences between U.S. GAAP and IFRS. Unless otherwise indicated, all financial information included and incorporated by reference in this Prospectus and any Prospectus Supplement is determined using IFRS.

AVAILABLE INFORMATION

The Company files reports and other information with the securities commissions and similar regulatory authorities in each of the provinces of Canada. These reports and information are available to the public free of charge under the Company’s profile on SEDAR at www.sedar.com.

The Company has filed with the SEC a registration statement (the “Registration Statement”) on Form F-10 under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), relating to the Securities. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information contained in the Registration Statement. Statements included or incorporated by reference in this Prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance, you should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference. Information omitted from this Prospectus but contained in the Registration Statement is available on the SEC’s website under the Company’s profile at www.sec.gov. Please refer to the Registration Statement and exhibits for further information.

The Company is subject to the informational reporting requirements of the United States Securities Exchange Act of 1934 (the “Exchange Act”) as the Common Shares are registered under Section 12(b) of the Exchange Act. Accordingly, the Company is required to publicly file reports and other information with the SEC. Under the multijurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States (the “MJDS”), the Company is permitted to prepare such reports and other information in accordance with Canadian disclosure requirements, which are different from United States disclosure requirements. As a foreign private issuer, the Company is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and the Company’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Under the Exchange Act, the Company is not required to publish financial statements as frequently or as promptly as U.S. companies.

Investors may read and copy, for a fee, any document that the Company has filed with or furnished to the SEC at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. Investors should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference room. Investors may read and download the documents the Company has filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov. Investors may read and download any public document that the Company has filed with the securities commissions or similar regulatory authorities in Canada at www.sedar.com.

NON-GAAP FINANCIAL MEASURES

In this Prospectus, including the documents incorporated by reference herein, we use the terms “cash operating cost per ounce”, “all-in sustaining costs”, “cash generated from operations before working capital changes”, “adjusted net income/(loss) attributable to Golden Star shareholders” and “adjusted net income/(loss) per share attributable to Golden Star shareholders” which are considered “Non-GAAP financial measures” within the meaning of applicable Canadian securities laws and should not be considered in isolation or as a substitute for measures of performance prepared in accordance IFRS. See “Non-GAAP Financial Measures” in the Annual MD&A and Interim MD&A for an explanation of these measures.

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING MINERAL RESOURCES AND MINERAL RESERVES

The disclosure in this Prospectus, including the documents incorporated by reference herein, uses mineral resource classification terms that comply with reporting standards in Canada, and certain mineral resource estimates are made in accordance with National Instrument 43-101—Standards of Disclosure for Mineral Projects (“NI 43-101”). NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all mineral reserve and mineral resource estimates contained or incorporated by reference in this Prospectus have been prepared in accordance with NI 43-101. These standards differ significantly from the requirements of the SEC, and mineral reserve and mineral resource information contained herein and incorporated by reference herein may not be comparable to similar information disclosed by U.S. companies subject to reporting and disclosure requirements under U.S. federal securities laws.

This Prospectus, including the documents incorporated by reference herein, includes mineral reserve estimates that have been calculated in compliance with NI 43-101, as required by Canadian securities regulatory authorities. For United States reporting purposes, SEC Industry Guide 7, as interpreted by the staff of the SEC, applies different standards in order to classify mineralization as a reserve. As a result, the definitions of proven and probable mineral reserves used in NI 43-101 differ from the definitions in SEC Industry Guide 7. Under SEC Industry Guide 7 standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Among other things, a final or “bankable” feasibility study is required to report reserves, the three year average historical price is used in any reserve or cash flow analysis to designate reserves and all necessary permits would be required to be in hand or issuance imminent in order to classify mineralized material as reserves under the SEC standards. Accordingly, mineral reserve estimates contained in this Prospectus may not qualify as “reserves” under SEC Industry Guide 7 standards.

In addition, this Prospectus may use the terms “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” to comply with the reporting standards in Canada. The Company advises investors that while those terms are recognized and required by Canadian securities regulations, the SEC does not recognize them. Investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into SEC defined mineral reserves. These terms have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility.

Further, “inferred resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Therefore, investors are also cautioned not to assume that all or any part of the inferred mineral resources exist. In accordance with Canadian rules, estimates of “inferred mineral resources” cannot form the basis of feasibility or other economic studies.

It cannot be assumed that all or any part of “measured mineral resources”, “indicated mineral resources”, or “inferred mineral resources” will ever be upgraded to a higher category. Investors are cautioned not to assume that any part of the reported “measured mineral resources”, “indicated mineral resources”, or “inferred mineral resources” in this Prospectus is economically or legally mineable.

For the above reasons, information contained in this Prospectus and the documents incorporated by reference herein containing descriptions of the Company’s mineral deposits may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

ENFORCEABILITY OF CIVIL LIABILITIES BY U.S. INVESTORS

The Company is a corporation existing under the Canada Business Corporations Act. All but four of the Company’s directors, all but three of its officers, and all but two of the experts named in the Prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and all of the Company’s assets, are located outside the United States. The Company has appointed an agent for service of process in the United States, but it may be difficult for purchasers of Securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for purchasers of Securities who reside in the United States to realize upon judgments of courts of the United States predicated upon the Company’s civil liability and the civil liability of its directors, officers and experts under the United States federal securities laws.

The Company filed with the SEC, concurrently with its registration statement on Form F-10, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company appointed Davis Graham & Stubbs LLP, 1550 7th Street, Suite 500, Denver, Colorado, USA 80202 as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a United States court arising out of, related to, or concerning any offering of Securities under this Prospectus and the applicable Prospectus Supplement.\

THE BUSINESS

Golden Star Resources Ltd. was established under the Canada Business Corporations Act on May 15, 1992 as a result of the amalgamation of South American Goldfields Inc., a corporation incorporated under the federal laws of Canada, and Golden Star Resources Ltd., a corporation originally incorporated under the Business Corporations Act (Alberta) on March 7, 1984 as Southern Star Resources Ltd. Golden Star is a reporting issuer or the equivalent in all provinces of Canada and a foreign private issuer as defined in Rule 3b-4 under the Exchange Act in the United States, eligible to file disclosure documents pursuant to the MJDS adopted and implemented by securities regulatory authorities in the United States and Canada. Golden Star files disclosure documents with the securities regulatory authorities in each of the provinces of Canada and the SEC in the United States. Golden Star’s head and registered office is located at 150 King Street West, Suite 1200, Toronto, Ontario, Canada M5H 1J9. Golden Star’s fiscal year ends on December 31.

We own controlling interests in several gold properties in southwest Ghana:

•	Through a 90% owned subsidiary, Golden Star (Wassa) Limited (“GSWL”), we own and operate the Wassa open-pit gold mine and carbon-in-leach processing plant (“Wassa”), located approximately 35 km east of Bogoso (as defined below). The design capacity of the carbon-in-leach processing plant at Wassa is nominally 3.0 million tonnes per annum but varies depending on the ratio of hard to soft ore. GSWL also owns the Hwini-Butre and Benso concessions (“HBB”) in southwest Ghana. The HBB concessions are located approximately 80 km and 50 km, respectively, south of Wassa along the Company’s dedicated haul road. Wassa/HBB produced and sold 158,899 ounces of gold in 2013 and 185,807 ounces of gold in 2012.

•	Through another 90% owned subsidiary, Golden Star (Bogoso/Prestea) Limited (“GSBPL”), we own and operate the Bogoso gold mining and processing operations (“Bogoso”) located near the town of Bogoso, Ghana. GSBPL operates a gold processing facility at Bogoso with a capacity of up to 3.5 million tonnes of ore per annum, which uses bio-oxidation technology to treat refractory sulfide ore. In addition, GSBPL has a carbon-in-leach processing facility located near to the sulfide plant, which is suitable for treating oxide gold ores at a rate of up to 1.5 million tonnes per annum. Bogoso produced and sold 144,999 ounces of gold in 2013 and 172,379 ounces of gold in 2012.

We also hold interests in several gold exploration projects in Ghana and elsewhere in West Africa including Niger and Côte d’Ivoire, and in South America we hold and manage exploration properties in Brazil.

All our operations, with the exception of certain exploration projects, transact business in U.S. dollars and keep financial records in U.S. dollars. Our accounting records are kept in accordance with IFRS. Our fiscal year ends December 31.

Our Common Shares are traded on the TSX under the symbol “GSC”, on the NYSE MKT under the symbol “GSS” and on the Ghana Stock Exchange under the symbol “GSR.”

As used in this Prospectus, the terms “Company,” “Golden Star,” “we,” “our,” “ours” and “us” may, depending on the context, refer to Golden Star Resources Ltd. or to one or more of Golden Star Resources Ltd.’s subsidiaries or to Golden Star Resources Ltd. and its subsidiaries, taken as a whole. When we refer to “shares” throughout this Prospectus, we include all rights attaching to our Common Shares under any shareholder rights plan then in effect. Further information regarding the business of the Company, its operations and its mineral properties can be found in the documents referenced under the heading “Documents Incorporated by Reference”.

Mining in Ghana

The Constitution of Ghana vests title in every mineral in its natural state to the Government of Ghana. The exercise of any mineral right in the form of reconnaissance, exploration or exploitation of any mineral in Ghana requires an appropriate licence or mineral right to be issued by the Government of Ghana acting through the Minister responsible for Lands and Natural Resources.

Once a licence or mineral right is issued to an entity by the Government of Ghana, Ghanaian mining laws prevent that licence or mineral right from being transferred, assigned or mortgaged by the licensee or mineral right holder without the prior written approval of the Government of Ghana. The Ghana Minerals Commission is also required to maintain a public register of all applications, grants, variations, transfers, suspensions and cancellations of such licences or mineral rights. Official searches may be conducted in the public register to obtain information regarding any licence or mineral right granted by the Government of Ghana.

The Corporation has obtained from the Government of Ghana: (i) two mining leases over Bogoso dated August 21, 1987 and August 16, 1988, each for a term of 30 years, subject to renewal; and (ii) one mining lease over Wassa dated December 31, 2012, for a term of 6 years, subject to renewal.

With respect to Wassa and Bogoso, in addition to mining leases, the Corporation requires the following permits, licences or other regulatory approvals to be able to carry out business operations in Ghana: (i) environmental permits; (ii) approved environmental management plans and environmental certificates; (iii) reclamation bonds and approved reclamation plans; (iv) water usage permits; (v) business operating permits; (vi) licences to export, sell or dispose of minerals; (vii) permits/licences to retain a specified percentage (not less than 25%) of mineral export proceeds for purposes of debt servicing, dividend payment to foreign shareholders and acquisition of plant and machinery for the mining project; (viii) permits to operate foreign exchange retention accounts with a trustee bank; and (ix) immigration quotas to employ a specified number of non-Ghanaians to work on mining projects.

In connection with prior financing transactions, the Corporation has, at the request of underwriters, obtained title opinions in respect of its material mineral properties. In addition, the Corporation relies on its in-house tenement officers and the services of local experts to ensure that its operating subsidiaries in Ghana comply with all applicable legal and regulatory requirements relating to the ownership and operation of its material mineral properties and assets in Ghana.

During the time in which we have carried out mining operations at Wassa and Bogoso, Ghana has generally been a politically and economically stable country. Ghana’s legal system is modelled after the British legal system and the official spoken language in Ghana is English. Further, in our experience, Ghanaian customs do not materially impact the Corporation’s operations in Ghana.

Internal Controls

As a reporting issuer in the United States, the Corporation must comply with the controls and reporting provisions set out in the Sarbanes-Oxley Act of 2002. As such, the Corporation has established a control matrix for each mining site (and controls at each corporate level). The Corporation’s internal controls include policies and procedures that pertain to the maintenance of records that accurately and fairly reflect, in reasonable detail, the transactions and dispositions of assets of the Corporation and that are intended to provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Corporation’s assets that could have a material effect on the Corporation’s consolidated financial statements.

Corporate Governance

The Corporation’s board of directors and senior management team have considerable experience conducting business in Ghana and elsewhere in Africa and certain members of our senior management team reside in Ghana. Full biographies of our directors and officers are set out in the AIF under the heading “Directors and Officers” and in the Management Information Circular under the headings “Director Profiles” and “2013 Compensation Details”.

We maintain oversight over the operations of GSWL and GSBPL by electing the directors and appointing the officers of GSWL and GSBPL, respectively, as well as removing such directors and officers from time to time.

CONSOLIDATED CAPITALIZATION

There has been no material change in the share and loan capital of the Company, on a consolidated basis, since the date of the Interim Financial Statements, which are incorporated by reference in this Prospectus.

EARNINGS COVERAGE RATIOS

The following consolidated earnings coverage ratios have been calculated for the year ended December 31, 2013 and the twelve months ended March 31, 2014 and give effect to all long-term financial liabilities of the Company and the repayment, redemption or retirement thereof since such dates. The earnings coverage ratios set forth below do not purport to be indicative of earnings coverage ratios for any future periods. The earnings coverage ratios and the interest requirements do not give effect to the issuance of any Preferred Shares or debt securities that may be issued pursuant to any Prospectus Supplement since the aggregate principal amounts and the terms of such Preferred Shares or debt securities are not presently known.

	Year Ended December 31, 2013	Twelve Months Ended March 31, 2014
Earnings before borrowing costs and taxes	($247,926,473)	($284,745,334)
Borrowing costs	$5,633,690	$6,387,316
Dividends	$0	$0
Earnings coverage ratio	(44)	(45)

In order to achieve an earnings coverage ratio of one-to-one for the year ended December 31, 2013 and the twelve months ended March 31, 2014, the Company would have needed to earn an additional $253,560,163 and $291,132,650 of earnings before borrowing costs and taxes in such periods, respectively.

If the Company offers Preferred Shares or any debt securities having a term to maturity in excess of one year under a Prospectus Supplement, that Prospectus Supplement will include earnings coverage ratios giving effect to the issuance of such Preferred Shares or debt securities, as applicable.

USE OF PROCEEDS

The net proceeds to us from any offering of Securities, the proposed use of those proceeds and the specific business objectives which we expect to accomplish with such proceeds will be set forth in the applicable Prospectus Supplement relating to that offering. In general, we intend to use the net proceeds from the sale of any Securities offered under this Prospectus for the exploration and development of our mining properties in Ghana, acquisition, exploration and development of additional properties or interests (direct or indirect) therein and working capital and other general corporate purposes such as repayment of debt, if applicable.

There may be circumstances where, on the basis of results obtained or for other sound business reasons, a re-allocation of funds may be necessary or prudent. Accordingly, management of the Company will have broad discretion in the application of the proceeds of an offering of Securities. The actual amount that the Company spends in connection with each intended use of proceeds may vary significantly from the amounts specified above and will depend on a number of factors, including those referred to under “Risk Factors”.

All expenses relating to an offering of Securities and any compensation paid to agents, underwriters or dealers, as the case may be, will be paid out of the proceeds from the sale of Securities, unless otherwise stated in the applicable Prospectus Supplement. Pending the use of available funds as set forth in any Prospectus Supplement, the Company intends to invest the net proceeds of any offering of Securities in an interest bearing account.

PLAN OF DISTRIBUTION

We may offer Securities directly to one or more purchasers, through agents, or through underwriters or dealers designated from time to time. We may distribute the Securities from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to prevailing market prices or at negotiated prices. A description of such pricing will be disclosed in the applicable Prospectus Supplement. We may offer Securities in the same offering, or we may offer Securities in separate offerings. A Prospectus Supplement will describe the terms of each specific offering of Securities, including:

•	the terms of the Securities to which the Prospectus Supplement relates;

•	the name or names of any agents, underwriters or dealers;

•	the purchase price of the Securities offered thereby and the proceeds to be received by the Company from the sale of such Securities;

•	any agents’ commission, underwriting discounts and other items constituting compensation payable to agents, underwriters or dealers; and

•	any discounts or concessions allowed or reallowed or paid to agents, underwriters or dealers.

If underwriters are used in an offering, the Securities offered thereby will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. Securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase Securities will be subject to the conditions precedent agreed to by the parties and set forth in the applicable Prospectus Supplement and the underwriters will be obligated to purchase all Securities under that offering if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid to agents, underwriters or dealers may be changed from time to time.

Agents, underwriters or dealers may make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in and subject to limitations imposed by applicable securities laws which includes sales made directly on an existing trading market for our Common Shares, or sales made to or through a market maker other than on an exchange. In connection with any offering of Securities, except with respect to “at-the-market distributions”, underwriters may over-allot or effect transactions which stabilize or maintain the market price of the offered Securities at a level above that which might otherwise prevail in the open market. Such transactions may be commenced, interrupted or discontinued at any time. No underwriter or dealer involved in an “at-the-market distribution”, as defined under applicable Canadian securities laws, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such an underwriter or dealer will over-allot Securities in connection with such distribution or effect any other transactions that are intended to stabilize or maintain the market price of the Securities.

Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of Securities in respect of which this Prospectus is delivered will be named, and any commissions or fees payable by the Company to any agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by eligible institutions to purchase Securities from our Company at the public offering price set forth in the applicable Prospectus Supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of these contracts will be set forth in the applicable Prospectus Supplement.

Each class or series of Securities, other than the Common Shares, will be a new issue of Securities with no established trading market. Subject to applicable laws, any underwriter may make a market in these Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. There may be limited liquidity in the trading market for any such Securities.

DESCRIPTION OF COMMON SHARES

We are authorized to issue an unlimited number of Common Shares. As of July 21, 2014, we had 259,374,879 Common Shares issued and outstanding. All Common Shares are of the same class and, once issued, rank equally as to dividends, voting powers, and participation in assets.

Dividend Rights

Holders of Common Shares are entitled to receive such dividends as may be declared from time to time by the board of directors of Golden Star, in its discretion, subject to the preferential dividend rights of any other classes or series of shares of our company. In no event may a dividend be declared or paid on the Common Shares if payment of the dividend would cause the realizable value of Golden Star’s assets to be less than the aggregate of its liabilities and the amount required to redeem all of the shares having redemption or retraction rights, which are then outstanding.

Voting Rights

Holders of Common Shares are entitled to one vote for each share held of record on all matters to be acted upon by the shareholders.

Liquidation

In the event of any liquidation, dissolution or winding up of Golden Star, holders of Common Shares have the right to a ratable portion of the assets remaining after payment of liabilities and liquidation preferences of any Preferred Shares or other securities that may then be outstanding.

Redemption

No shares have been issued subject to call or assessment. There are no pre-emptive or conversion rights and no provisions for redemption or purchase for cancellation, surrender, or sinking or purchase funds.

Rights Agreement

Rights to purchase Common Shares have been issued to holders of Common Shares under an amended and restated shareholder rights plan agreement (the “Rights Agreement”) dated May 9, 2013. One right is attached to each Common Share. Prior to the occurrence of certain triggering events, each right will entitle the holder, within certain limitations, to purchase one Common Share at an exercise price equal to three times the market price of a Common Share, as determined under the terms of the agreement. In certain events (including when a person or group becomes the beneficial owner of 20% or more of any class of our voting shares without complying with the “permitted bid” provisions of the rights agreement or without the approval of Golden Star’s board of directors), any exercise of the rights would entitle the holders of the rights (other than the acquiring person or group) to acquire that number of Common Shares having an aggregate market price on the date of the event equal to twice the exercise price of the rights for an amount in cash equal to the exercise price. Accordingly, any exercise of the rights may cause substantial dilution to a person who attempts to acquire Golden Star. The rights, which expire at the close of business on the date of our 2016 annual shareholders’ meeting (unless extended as provided in the Rights Agreement), may be redeemed at a price of C$0.00001 per right at any time until a person or group has acquired 20% of our Common Shares, except as otherwise provided in the Rights Agreement. The Rights Agreement may have certain anti-takeover effects.

Other Provisions

All outstanding Common Shares are, and the Common Shares offered by this Prospectus or obtainable upon conversion, exchange or exercise of other Securities offered hereby, if issued in the manner described in this Prospectus and the applicable Prospectus Supplement, will be, fully paid and non-assessable.

You should read the Prospectus Supplement relating to any offering of Common Shares, or of Securities convertible, exchangeable or exercisable for Common Shares, for the terms of the offering, including the number of Common Shares offered, any initial offering price and market prices relating to the Common Shares.

This section is a summary and may not describe every aspect of our Common Shares that may be important to you. We urge you to read the Canada Business Corporations Act and our articles of arrangement, because they, and not this description, define your rights as a holder of our Common Shares. See “Available Information” for information on how to obtain copies of these documents.

DESCRIPTION OF PREFERRED SHARES

We are authorized to issue an unlimited number of Preferred Shares. As of the date of this Prospectus, there were no Preferred Shares outstanding. Preferred shares are issuable in such classes or series as are determined by the board of directors, who have the authority to determine the relative rights and preferences of each such class or series. The board of directors has not designated any class or series of Preferred Shares.

The issuance of Preferred Shares could adversely affect the voting power of holders of our Common Shares, and the likelihood that preferred holders of Preferred Shares will receive dividend and liquidation preferences may have the effect of delaying, deferring or preventing a change in control of Golden Star, which could depress the market price of our Common Shares. Unless otherwise indicated in the applicable Prospectus Supplement, all Preferred Shares to be issued from time to time under this Prospectus will be fully paid and non-assessable.

The Prospectus Supplement relating to the Preferred Shares offered will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:

•	the number of Preferred Shares offered and the offering price of the Preferred Shares;

•	the title and stated value of the Preferred Shares;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation of such rates, periods or dates applicable to the Preferred Shares;

•	the date from which dividends on the Preferred Shares will accumulate, if applicable;

•	the liquidation rights of the Preferred Shares;

•	the procedures for auction and remarketing, if any, of the Preferred Shares;

•	the sinking fund provisions, if applicable, for the Preferred Shares;

•	the redemption provisions, if applicable, for the Preferred Shares;

•	whether the Preferred Shares will be convertible into or exchangeable for other securities and, if so, the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period (or the method of determining the same);

•	whether the Preferred Shares will have voting rights and the terms of any voting rights;

•	whether the Preferred Shares will be listed on any securities exchange; and

•	whether the Preferred Shares will be issued with any other securities and, if so, the amount and terms of these securities; and any other specific terms, preferences or rights of, or limitations or restrictions on, the Preferred Shares.

The applicable Prospectus Supplement will also contain a discussion of the material Canadian federal income tax considerations relevant to the purchase and ownership of the Preferred Shares offered by the Prospectus Supplement.

DESCRIPTION OF WARRANTS

As of the date of this Prospectus, we have no Warrants outstanding. We may issue Warrants for the purchase of debt securities, Preferred Shares, Common Shares or any combination of these Securities. Each series of Warrants will be issued under a separate warrant agreement. The applicable Prospectus Supplement will describe the terms of the Warrants offered, including but not limited to the following:

•	the number of Warrants offered;

•	the price or prices at which the Warrants will be issued;

•	the currency or currencies in which the prices of the Warrants may be payable;

•	the securities for which the Warrants are exercisable;

•	whether the Warrants will be issued with any other securities and, if so, the amount and terms of these securities;

•	the amount of securities purchasable upon exercise of each Warrant and the price at which and the currency or currencies in which the securities may be purchased upon such exercise, and the events or conditions under which the amount of securities may be subject to adjustment;

•	the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire;

•	the circumstances, if any, which will cause the Warrants to be deemed to be automatically exercised;

•	any material risk factors relating to such Warrants;

•	if applicable, the identity of the Warrant agent; and

•	any other terms of such Warrants.

Prior to the exercise of any Warrants, holders of such Warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, or the right to vote such underlying securities.

Prospective purchasers of Warrants should be aware that special Canadian federal income tax, accounting and other considerations may be applicable to instruments such as Warrants. The applicable Prospectus Supplement will describe such considerations, to the extent they are material, as they apply generally to purchasers of such Warrants.

DESCRIPTION OF DEBT SECURITIES

This Prospectus describes certain general terms and provisions of the debt securities that we may offer under this Prospectus. While the terms summarized below will apply generally to any future debt securities we may offer under this Prospectus, we will describe the particular terms of any debt securities that we offer in more detail in the applicable Prospectus Supplement. The terms of any debt securities we offer under a Prospectus Supplement may differ from the terms we describe below, and may not be subject to or contain any or all of the terms described below. The debt securities will be issued under an indenture between us and a qualified financial institution as trustee.

As of the date of this Prospectus, the aggregate principal amount outstanding of our 5% convertible senior unsecured debentures due June 1, 2017 (the “5% Convertible Debentures”) is U.S.$77,490,000, without the impact of adjustment.

The following summaries of material provisions of the debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable Prospectus Supplement related to the debt securities (if any) that we may from time to time sell under this Prospectus, as well as the indenture that contains the terms of the debt securities.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in an indenture. The particular terms of each series of debt securities will be described in a Prospectus Supplement relating to such series.

The debt securities may be issued in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a Prospectus Supplement relating to any series of debt securities being offered, the aggregate principal amount, prices and terms of the debt securities. These terms may include:

•	the title of the debt securities;

•	the price or prices (which may be expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence to be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal, premium and interest payments may be made on the debt securities;

•	the currency or currencies in which the debt securities are issued and payable;

•	the terms on which the debt securities will be convertible into or exchangeable for Common Shares, if applicable, and how the number of Common Shares to be received upon such conversion or exchange will be calculated;

•	any mandatory or optional redemption provisions applicable to the debt securities;

•	any sinking fund or analogous provisions applicable to the debt securities;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the entire principal amount;

•	any provisions relating to any security provided for the debt securities;

•	any additions or changes to, or deletions from, the events of default, covenants or acceleration provisions applicable to the debt securities;

•	the trustee for the series of debt securities and any depositories, interest rate calculation agents, exchange rate calculation agents, paying agents or other agents with respect to the debt securities; and

•	any other specific terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the applicable indenture.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable Prospectus Supplement.

Each debt security will be represented by either one or more global securities registered in the name of CDS & Co., The Depository Trust Company (“DTC”) or Cede & Co. (DTC’s partnership nominee), as depository, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificate as a “certificated debt security”) as set forth in the applicable Prospectus Supplement. Except as set forth under the heading “Book-Entry Debt Securities” below, debt securities will not be issuable in certificated form.

Book-Entry Debt Securities

Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depository, and registered in the name of the depository or a nominee of the depository.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the depository for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the depository will credit, on its book- entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depository for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants).

So long as the depository for a global debt security, or its nominee, is the registered owner of that global debt security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing debt securities and will not be considered the owners or holders of those debt securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the depository for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of the applicable debt security under the applicable indenture.

We will make payments of principal of, and premium and interest on, book-entry debt securities to the depository or its nominee, as the case may be, as the registered holder of the related global debt security. Golden Star, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the depository, upon receipt of any payment of principal of, or premium or interest on, a book-entry debt security, will promptly credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such depository. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each book-entry debt security if the depository is at any time unwilling or unable to continue as depository, or in any other circumstance set forth in the applicable Prospectus Supplement. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the book-entry debt securities of that series. Any certificated debt securities issued in exchange for a book-entry debt security will be registered in such name or names as the depository shall instruct the trustee. We expect that such instructions will be based upon directions received by the depository from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the depository and the depository’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

Certificated Debt Securities

Transfer or Exchange of Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the applicable indenture, unless otherwise set forth in the applicable Prospectus Supplement. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities in the manner provided in the applicable Prospectus Supplement.

No Protection In the Event of a Change of Control

Unless we state otherwise in the applicable Prospectus Supplement and subject to any covenant, if applicable, as set forth below under “Description of Debt Securities – Covenants – Consolidation, Merger and Sale of Assets”, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable Prospectus Supplement any restrictive covenants applicable to any issue of debt securities. Unless otherwise provided in the applicable Prospectus Supplement, the following covenant will apply to all debt securities.

Consolidation, Merger and Sale of Assets

We may not, unless the terms of debt securities provide otherwise, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•	we are the surviving corporation, or the surviving entity (if other than Golden Star) or the acquiror of our properties and assets is a corporation organized and validly existing under the laws of any jurisdiction of Canada and expressly assumes our obligations under the debt securities and the indenture;

•	immediately prior to and after giving effect to the transaction, no default or event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Events of Default

Unless otherwise provided in the applicable Prospectus Supplement, the occurrence of one or more of the following will constitute an event of default with respect to any series of debt securities:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days;

•	default in the payment of principal of any debt security of that series when due and payable, and continuance of that default for a period of three business days;

•	an event of default occurs and is continuing, or the failure by us to comply with any of the agreements contained in the debt securities of that series or the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or from the holders of not less than 50% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of the Company; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable Prospectus Supplement accompanying this Prospectus.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the applicable indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 50% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such lesser amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the applicable indenture. The Prospectus Supplement relating to any series of debt securities that are discount securities will set forth the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities if the request conflicts with law or the indenture, is unduly prejudicial to the rights of another holder of debt securities of that series, or may result in personal liability of the trustee.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the applicable indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•	the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security’s right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment shall not be impaired or affected without the consent of the holder.

The applicable indenture will require us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The applicable indenture will provide that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

Golden Star and the trustee as to any series of debt securities may modify and amend the applicable indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. The holders of at least a majority in principal amount of outstanding debt securities of the series affected may also waive compliance in a particular instance with any provision of the applicable indenture. Unless the applicable Prospectus Supplement provides otherwise, in no event may a modification, amendment or waiver, without the consent of the holders of each series of affected debt security then outstanding:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the amount of, or postpone the date fixed for, the payment of a sinking fund or analogous provision;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or waive a redemption payment or alter the redemption provisions with respect thereto;

•	make the principal of or premium or interest on any debt security payable in a currency other than that stated in the applicable Prospectus Supplement for that debt security;

•	reduce the principal amount of original issue discount payable upon acceleration of maturity; or

•	make any change to certain provisions of the applicable indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment.

Subject to the limitations discussed above and unless the applicable Prospectus Supplement provides otherwise, the holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any existing or past default or event of default under the indenture with respect to that series and its consequences, except a default or event of default on any debt security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration of the debt securities and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. Unless otherwise provided by the terms of the applicable series of debt securities, and as set forth in the applicable Prospectus Supplement, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or United States government obligations or, in the case of debt securities denominated in a single currency other than United States dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

Unless otherwise specified in the applicable Prospectus Supplement, any such discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for Canadian federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to Canadian federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Covenant Defeasance. Unless otherwise provided by the terms of the applicable series of debt securities, as set forth in the applicable Prospectus Supplement, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the applicable indenture, as well as any additional covenants which may be set forth in the applicable Prospectus Supplement; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or an event of covenant defeasance.

The conditions include:

•	depositing with the trustee money and/or United States government obligations or, in the case of debt securities denominated in a single currency other than United States dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of, the debt securities of that series on the stated maturity of those payments in accordance with the terms of the applicable indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for Canadian federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to Canadian federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities, and the debt securities of that series are declared due and payable because of the occurrence of any event of default, if the amount of money and/or United States government obligations or foreign government obligations on deposit with the trustee is not sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default, we shall remain liable for paying such shortfall.

For purposes of this discussion, “foreign government obligations” means, with respect to debt securities of any series that are denominated in a currency other than United States dollars:

•	direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or

•	obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain Canadian federal income tax consequences to an investor acquiring any Securities offered thereunder. The applicable Prospectus Supplement may also describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of any Securities offered thereunder by a purchaser of such Securities who is a U.S. person (within the meaning of the U.S. Internal Revenue Code).

PRIOR SALES

For the twelve-month period before the date of this Prospectus, we issued the following Common Shares:

Date	Number of Common Shares Issued		Price (Cdn.$)
March 10, 2014	268,909	(1)	0.89

Note:

(1)	268,909 deferred share units of the Company were exercised on March 10, 2014.

For the twelve-month period before the date of this Prospectus, we issued the following options to purchase Common Shares:

Date	Number of Options Issued		Exercise Price (Cdn.$)
October 30, 2013	120,000	(1)	0.50
February 24, 2014	3,616,379	(2)	0.87
May 12, 2014	120,000	(3)	0.64
June 3, 2014	138,351	(4)	0.54

Notes:

(1)	Represents options to purchase up to 120,000 Common Shares.
(2)	Represents options to purchase up to 3,616,379 Common Shares.
(3)	Represents options to purchase up to 120,000 Common Shares.
(4)	Represents options to purchase up to 138,351 Common Shares.

For the twelve-month period before the date of this Prospectus, we issued the following deferred share units which may be redeemed for Common Shares:

Date	Number of Deferred Share Units Issued(1)	Price (Cdn.$)
October 15, 2013	360,047	—
January 15, 2014	358,964	—
April 15, 2014	141,120	—
July 15, 2014	238,010	—

Note:

(1)	Deferred share units may be redeemed for cash, Common Shares issued from treasury on a one-for-one basis or Common Shares purchased by the Company on the NYSE MKT.

TRADING PRICE AND VOLUME

Our Common Shares are listed on the NYSE MKT under the trading symbol “GSS”, on the TSX under the trading symbol “GSC” and on the GSE under the trading symbol “GSR”. As of July 21, 2014, 259,374,879 Common Shares were outstanding. On July 18, 2014, being the last trading day prior to the date of this Prospectus, the closing price per share for our Common Shares as reported by the NYSE MKT was U.S.$0.57, as reported by the TSX was Cdn.$0.60 and on the Ghana Stock Exchange was GH 2.75.

The following table sets forth, for the periods indicated, the reported high and low market closing prices per share of our Common Shares and the volume of Common Shares traded on the NYSE MKT and the TSX, respectively.

	NYSE MKT(1)			Toronto Stock Exchange
	High	Low	Volume	High	Low	Volume
	(U.S.$)			(Cdn.$)
2013
July	0.57	0.40	47,138,743	0.58	0.42	2,762,724
August	0.85	0.44	70,495,672	0.88	0.465	2,954,595
September	0.58	0.40	83,725,076	0.60	0.45	7,281,542
October	0.54	0.39	58,892,728	0.57	0.405	3,588,969
November	0.57	0.42	38,681,706	0.60	0.44	4,805,663
December	0.49	0.39	38,251,391	0.52	0.39	1,810,582
2014
January	0.76	0.47	59,712,293	0.82	0.50	2,346,351
February	0.84	0.58	44,559,480	0.91	0.65	3,286,034
March	0.89	0.56	72,043,658	0.96	0.64	3,084,212
April	0.74	0.57	28,932,792	0.81	0.65	1,331,585
May	0.64	0.46	16,642,792	0.70	0.50	993,932
June	0.64	0.47	24,445,041	0.70	0.52	1,023,388
July 1 to July 21	0.62	0.54	17,144,485	0.66	0.58	803,493

(1)	Formerly known as the NYSE Amex Equities.

We have not declared or paid cash dividends on our Common Shares since our inception. Future dividend decisions will consider our then-current business results, cash requirements and financial condition.

RISK FACTORS

The following sets forth certain risks and uncertainties that could have a material adverse effect on our business, financial condition and/or results of operations and the trading price of our Common Shares, which may decline, and investors may lose all or part of their investment. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial also may impair our business operations. We cannot assure you that we will successfully address these risks. In addition, other currently unknown risks exist that may affect our business.

An investment in the Securities offered by this Prospectus involves a high degree of risk. For a discussion of other factors you should carefully consider before deciding to purchase Securities, please consider the risks described below and in the documents incorporated by reference in this Prospectus, including those set forth in the AIF, the Annual Financial Statements, the Annual MD&A, the Interim Financial Statements and the Interim MD&A, as well as those that may be set forth in the applicable Prospectus Supplement and other information and/or documents incorporated by reference in the applicable Prospectus Supplement. Also, please see “Cautionary Statement Regarding Forward-Looking Statements.”

General Risks

A substantial or prolonged decline in gold prices would have a material adverse effect on us.

The price of our Common Shares, our financial results and financial condition, and our exploration, development and mining activities have previously been, and would in the future be significantly adversely affected by a substantial or prolonged decline in the price of gold. The price of gold is volatile and is affected by numerous factors beyond our control such as the sale or purchase of gold by various central banks and financial institutions, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional demand, and the political and economic conditions of major gold-producing countries throughout the world. Any drop in the price of gold would adversely impact our revenues, profits and cash flows. In particular, a sustained low gold price could:

•	cause suspension of our mining operations at Wassa and/or Bogoso if these operations become uneconomic at the then-prevailing gold price, thus further reducing revenues;

•	cause us to be unable to fulfill our obligations under agreements with our partners or under our permits and licenses which could cause us to lose our interests in, or be forced to sell, some of our properties;

•	cause us to be unable to fulfill our debt repayment obligations;

•	halt or delay the development of new projects; and

•	reduce funds available for exploration and/or development activities, with the result that depleted mineral reserves may not be replaced by new exploration activities.

Furthermore, the need to reassess the feasibility of any of our development projects because of declining gold prices could cause substantial delays or could interrupt development until a reassessment could be completed. Life-of-mine plans incorporating significantly lower gold prices could result in reduced estimates of mineral reserves and mineral resources and in material write-downs of our investment in mining properties and increased amortization, reclamation and closure charges.

We have incurred and may in the future incur substantial losses that could make financing our operations and business strategy more difficult and that may affect our ability to service our debts as they become due.

The Company had a net loss attributable to Golden Star shareholders of $265.9 million in 2013, a net income attributable to Golden Star shareholders of $7.2 million in 2012 and a net loss attributable to Golden Star shareholders of $2.1 million (determined under U.S. GAAP) in 2011. In recent years increasing operating costs, lower ore grades from our mines, lower gold recovery rates and impairment write-offs of mine property and exploration property costs have been the primary factors contributing to such losses. In the future, these factors, as well as declining gold prices, could cause us to continue to be unprofitable. Future operating losses could adversely affect our ability to raise additional capital if needed, and could materially and adversely affect our operating results and financial condition. In addition, continuing operating losses could affect our ability to meet our debt repayment obligations.

Our obligations could strain our financial position and impede our business strategy.

We had total consolidated debt and liabilities as of March 31, 2014, of U.S.$322.4 million, including U.S.$11.9 million in equipment financing loans; U.S.$4.5 million in finance leases; U.S.$38.9 million (net of loan fees) pursuant to a loan from Ecobank Ghana Limited, U.S.$57.5 million (U.S.$77.5 million face value) pursuant to our outstanding 5% Convertible Debentures; U.S.$113.8 million of current trade payables and accrued liabilities; U.S.$8.3 million of current tax liabilities; and a U.S.$87.5 million accrual for environmental rehabilitation liabilities. Our indebtedness and other liabilities may increase as a result of general corporate activities. These liabilities could have important consequences, including the following:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, exploration costs and other general corporate requirements;

•	requiring us to dedicate a significant portion of our cash flow from operations to make debt service payments, which would reduce our ability to fund working capital, capital expenditures, exploration and development projects and other general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	placing us at a disadvantage when compared to our competitors that have less debt relative to their market capitalization.

Estimates of our mineral reserves and mineral resources could be inaccurate, which could cause actual production and costs to differ from estimates.

There are numerous uncertainties inherent in estimating proven and probable mineral reserves and measured, indicated and inferred mineral resources, including many factors beyond our control. The accuracy of estimates of mineral reserves and mineral resources is a function of the quantity and quality of available data and of the assumptions made and judgments used in engineering and geological interpretation, which could prove to be unreliable. These estimates of mineral reserves and mineral resources may not be accurate, and mineral reserves and mineral resources may not be able to be mined or processed profitably or at all.

Fluctuations in gold prices, results of drilling, metallurgical testing, changes in operating costs, production, and the evaluation of mine plans subsequent to the date of any mineral reserve or mineral resource estimate could require revision of the estimates. The volume and grade of mineral reserves mined and processed and recovery rates might not be the same as currently anticipated. Any material reductions in estimates of our mineral reserves and mineral resources, or of our ability to extract these mineral reserves and mineral resources, could have a material adverse effect on our results of operations and financial condition.

We currently have only two sources of operational cash flows, which could be insufficient by themselves to fund our continuing exploration and development activities.

Our only current significant internal sources of funds are operational cash flows from Wassa and Bogoso. The anticipated continuing exploration and development of our properties are expected to require significant expenditures over the next several years. If cash on hand, free cash flows generated by Wassa and Bogoso and our equipment financing facility and any other available facilities are insufficient to cover all of our capital investment needs, we may require additional financing or we may consider rescheduling capital spending. Our ability to raise significant new capital will be a function of macroeconomic conditions, future gold prices, our operational performance and our then current cash flow and debt position, among other factors. Continued uncertainty in the global economy may affect lending practices and our ability to access capital. As a result, we may not be able to obtain adequate financing on acceptable terms or at all, which could cause us to delay or indefinitely postpone further exploration and development of our properties. Consequently, we could lose our interest in, or could be forced to sell, some or all of our properties.

We are subject to fluctuations in currency exchange rates, which could materially adversely affect our financial position.

Our revenues are in United States dollars, and we maintain most of our cash and cash equivalents in United States dollars or United States dollar-denominated securities. We convert our United States funds to foreign currencies as certain payment obligations become due. Accordingly, we are subject to fluctuations in the rates of currency exchange between the United States dollar and these foreign currencies, and these fluctuations could materially affect our financial position and results of operations. A significant portion of the operating costs at Wassa and Bogoso is based on the Ghanaian currency, the Cedi. We are required by the Government of Ghana to convert into Cedis 20% of the foreign exchange proceeds that we receive from selling gold, but the Government could require us to convert a higher percentage of gold sales proceeds into Cedis in the future. We obtain construction and other services and materials and supplies from providers in South Africa and other countries. The costs of goods and services could increase or decrease due to changes in the value of the United States dollar or the Cedi, the Euro, the South African Rand or other currencies. Consequently, operation and development of our properties could be more costly than anticipated.

Any hedging activities might be unsuccessful and incur losses.

While we held no hedging instruments during 2013, we may enter into additional hedging arrangements in the future. Future hedging activities might not protect adequately against declines in the price of gold. In addition, although a hedging program could protect us from a decline in the price of gold, it might also prevent us from benefiting fully from gold price increases. For example, as part of a hedging program, we could be obligated to sell gold at a price lower than the then-current market price.

Risks inherent in acquisitions that we might undertake could adversely affect our current business and financial condition and our growth.

We plan to continue to pursue the acquisition of producing, development and advanced stage exploration properties and companies. The search for attractive acquisition opportunities and the completion of suitable transactions are time consuming and expensive, divert management attention from our existing business and may be unsuccessful. Success in our acquisition activities depends on our ability to complete acquisitions on acceptable terms and integrate the acquired operations successfully with our operations. Any acquisition would be accompanied by risks. For example, there may be a significant change in commodity prices after we have committed to complete a transaction and established the purchase price or exchange ratio, a material mineral deposit may prove to be below expectations or the acquired business or assets may have unknown liabilities which may be significant. We may lose the services of our key employees or the key employees of any business we acquire or have difficulty integrating operations and personnel. The integration of an acquired business or assets may disrupt our ongoing business and our relationships with employees, suppliers and contractors. Any one or more of these factors or other risks could cause us to not realize the anticipated benefits of an acquisition of properties or companies, and could have a material adverse effect on our current business, financial condition, results of operations and on our ability to grow.

We are subject to litigation risks.

All industries, including the mining industry, are subject to legal claims, with and without merit. As such, we are involved in various routine legal proceedings incidental to our business. Defense and settlement costs can be substantial, even with respect to claims that have no merit. Due to the inherent uncertainty of the litigation process, the resolution of any particular legal proceeding could have a material effect on our future financial position and results of operations.

We are subject to operational risks.

We are subject to a number of operational hazards that can delay production or result in liability to us. Our activities are subject to a number of risks and hazards including:

•	power shortages;

•	mechanical and electrical equipment failures;

•	parts availability;

•	unexpected changes in mineralization grades;

•	unexpected changes in mineralization chemistry and gold recoverability;

•	environmental hazards;

•	discharge of pollutants or hazardous chemicals;

•	industrial accidents;

•	labor disputes and shortages;

•	supply and shipping problems and delays;

•	shortage of equipment and contractor availability;

•	unusual or unexpected geological or operating conditions;

•	cave-ins of underground workings;

•	failure of pit walls or dams;

•	fire;

•	marine and transit damage and/or loss;

•	changes in the regulatory environment, including in the area of climate change;

•	delayed or restricted access to mineral deposits and/or properties due to community interventions; and

•	natural phenomena such as inclement weather conditions, floods, droughts and earthquakes.

These or other occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, delayed production, monetary losses and possible legal liability. Satisfying such liabilities could be very costly and could have a material adverse effect on our financial position and results of operations.

Our mining operations are subject to numerous environmental laws, regulations and permitting requirements and bonding requirements that can delay production and adversely affect operating and development costs.

Compliance with existing regulations governing the discharge of materials into the environment, or otherwise relating to environmental protection, in the jurisdictions where we have projects may have a material adverse effect on our exploration activities, results of operations and competitive position. New or expanded regulations, if adopted, could affect the exploration, development, or operation of our projects or otherwise have a material adverse effect on our operations.

Portions of our Wassa property, as well as some of our exploration properties in Ghana, including Dunkwa, are located within forest reserve areas. Although Dunkwa and Wassa have been identified by the Government of Ghana as eligible for mining permits, subject to normal procedures and a site inspection, permits for projects in forest reserve areas may not be issued in a timely fashion, or at all, and such permits may contain special requirements with which it is burdensome or uneconomic to comply.

Mining and processing gold from our future development projects in Ghana will require mining, environmental, and other permits and approvals from the Government of Ghana. The trend to longer lead times in obtaining environmental permits has reached a point where we are no longer able to accurately estimate permitting times for our planning purposes. The increases in permitting requirements could affect our environmental management activities including, but not limited to, tailings disposal facilities and water management projects at our mines.

Due to an increased level of non-governmental organization activity targeting the mining industry in Ghana, the potential for the Government of Ghana to delay the issuance of permits or impose new requirements or conditions upon mining operations in Ghana may increase. Any changes in the Government of Ghana’s policies, or their application, may be costly to comply with and may delay mining operations. The exact nature of other environmental control problems, if any, which we may encounter in the future, cannot be predicted primarily because of the changing character of environmental requirements that may be enacted within the various jurisdictions where we operate.

As a result of the foregoing risks, project expenditures, production quantities and rates and cash operating costs, among other things, could be materially and adversely affected and could differ materially from anticipated expenditures, production quantities and rates, and costs. In addition, estimated production dates could be delayed materially. Any such events could have a materially adverse effect on our business, financial condition, results of operations and cash flows.

The development and operation of our mining projects involve numerous uncertainties that could affect the feasibility or profitability of such projects.

Mine development projects typically require a number of years and significant expenditures during the development phase before production is possible.

Development projects are subject to the completion of successful feasibility studies and environmental and socioeconomic assessments, the issuance of necessary governmental permits and receipt of adequate financing. The economic feasibility of development projects is based on many factors such as:

•	estimation of mineral reserves and mineral resources;

•	mining rate, dilution and recovery;

•	anticipated metallurgical characteristics of the ore and gold recovery rates;

•	environmental and community considerations including resettlement, permitting and approvals;

•	future gold prices; and

•	anticipated capital and operating costs.

Estimates of proven and probable mineral reserves and operating costs developed in feasibility studies are based on reasonable assumptions including geologic and engineering analyses and may not prove to be accurate.

The management of mine development projects and the start up of new operations are complex. Completion of development and the commencement of production may be subject to delays. Any of the following events, among others, could affect the profitability or economic feasibility of a project:

•	unanticipated changes in grade and tonnage of ore to be mined and processed;

•	unanticipated adverse geotechnical conditions;

•	incorrect data on which engineering assumptions are made;

•	costs of constructing and operating a mine in a specific environment;

•	cost of processing and refining;

•	availability of economic sources of power and fuel;

•	availability of qualified staff;

•	adequacy of water supply;

•	adequate access to the site including competing land uses (such as agriculture and illegal mining);

•	unanticipated transportation costs and shipping incidents and losses;

•	significant increases in the cost of diesel fuel, cyanide or other major components of operating costs;

•	government regulations and changes to existing regulations (including regulations relating to prices, royalties, duties, taxes, permitting, restrictions on production, quotas on exportation of minerals, protection of the environment and agricultural lands, including bonding requirements);

•	fluctuations in gold prices; and

•	accidents, labor actions and force majeure events.

Adverse effects on the operations or further development of a project could also adversely affect our business (including our ability to achieve our production estimates), financial condition, results of operations and cash flow.

We need to continually discover, develop or acquire additional mineral reserves for gold production and a failure to do so would adversely affect our business and financial position in the future.

Because mines have limited lives based on proven and probable mineral reserves, we must continually replace and expand mineral reserves as our mines produce gold. We are required to estimate mine life in connection with our estimation of mineral reserves, but our estimates may not be correct. In addition, mine life would be shortened if we expand production or if we lose mineral reserves due to changes in gold price or operating costs. Our ability to maintain or increase our annual production of gold will be dependent in significant part on our ability to bring new mines into production and to expand or extend the life of existing mines.

Gold exploration is highly speculative, involves substantial expenditures, and is frequently non-productive.

Gold exploration involves a high degree of risk. Exploration projects are frequently unsuccessful. Few prospects that are explored are ultimately developed into producing mines. We cannot assure you that our gold exploration efforts will be successful. The success of gold exploration is dependent in part on the following factors:

•	the identification of potential gold mineralization based on surface analysis;

•	availability of prospective land;

•	availability of government-granted exploration and exploitation permits;

•	the quality of our management and our geological and technical expertise; and

•	the funding available for exploration and development.

Substantial expenditures are required to determine if a project has economically mineable mineralization. It could take several years to establish proven and probable mineral reserves and to develop and construct mining and processing facilities. Because of these uncertainties, we cannot assure you that current and future exploration programs will result in the discovery of mineral reserves, the expansion of our existing mineral reserves or the development of mines.

We face competition from other mining companies in connection with the acquisition of properties.

We face strong competition from other mining companies in connection with the acquisition of properties producing, or capable of producing gold. Many of these companies have greater financial resources, operational experience and technical capabilities. As a result of this competition, we might be unable to maintain or acquire attractive mining properties on terms we consider acceptable or at all. Consequently, our future revenues, operations and financial condition could be materially adversely affected.

Title to our mineral properties could be challenged.

We seek to confirm the validity of our rights to title to, or contract rights with respect to, each mineral property in which we have a material interest. We have mining leases with respect to our Wassa, Bogoso, Prestea Underground and HBB properties. Title insurance generally is not available, and our ability to ensure that we have obtained a secure claim to individual mineral properties or mining concessions is limited. We generally do not conduct surveys of our properties until they have reached the development stage, and therefore, the precise area and location of such properties could be in doubt. Accordingly, our mineral properties could be subject to prior unregistered agreements, transfers or claims, and title could be affected by, among other things, undetected defects. In addition, we might be unable to operate our properties as permitted or to enforce our rights with respect to our properties.

We depend on the services of key executives.

We are dependent on the services of key executives including our President and Chief Executive Officer and Chief Financial Officer, and a number of other highly skilled and experienced executive personnel. Due to the relatively small size of our management team, the loss of one or more of these persons or our inability to attract and retain additional highly skilled employees could have an adverse effect on our business and future operations.

Our use of contractors may expose us to a number of risks and increase our mining costs.

We use mining contractors at Wassa and Bogoso. The use of contractors subjects us to certain risks, some of which are outside our control, including:

•	our ability to negotiate agreements with contractors on acceptable terms or at all;

•	reduced control over those aspects of operations which are the responsibility of the contractor;

•	failure of a contractor to perform under its agreement;

•	interruption of operations or increased costs in the event that a contractor ceases to do business due to insolvency or other unforeseen events;

•	failure of a contractor to comply with applicable legal and regulatory requirements;

•	labor relation issues from a contractors’ workforce; and

•	the potential to incur liability to third parties as a result of the actions of our contractors.

The occurrence of one or more of these risks could adversely affect our financial position and results of operations.

Our insurance coverage could be insufficient.

Our business is subject to a number of risks and hazards generally, including:

•	adverse environmental conditions;

•	industrial accidents;

•	labor disputes;

•	unusual or unexpected geological conditions;

•	ground or slope failures;

•	cave-ins;

•	fire damage;

•	changes in the regulatory environment;

•	marine transit and shipping damage and/or losses;

•	natural phenomena such as inclement weather conditions, floods and earthquakes; and

•	political risks including expropriation and civil war.

Such occurrences could result in:

•	damage to mineral properties or production facilities and equipment;

•	personal injury or death;

•	loss of legitimate title to properties;

•	environmental damage to our properties or the properties of others;

•	delays in mining, processing and development;

•	monetary losses; and

•	possible legal liability.

Although we maintain insurance in amounts that we believe to be reasonable, our insurance might not cover all the potential risks associated with our business. We might also be unable to maintain insurance to cover these risks at economically feasible premiums or at all. Insurance coverage might not continue to be available or might not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to us or to other companies in the mining industry on acceptable terms. We might also become subject to liability for pollution or other hazards which we cannot insure against or which we might elect not to insure against because of premium costs or other reasons. Losses from these events might cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations.

We are dependent on information technology systems, which are subject to certain risks, including cybersecurity risks and data leakage risks.

We are dependent upon information technology systems in the conduct of our operations. Any significant breakdown, invasion, virus, cyber attack, security breach, destruction or interruption of these systems by employees, others with authorized access to our systems, or unauthorized persons could negatively impact our operations. To the extent any invasion, cyber attack or security breach results in disruption to our operations, loss or disclosure of, or damage to, our data or confidential information, our reputation, business, results of operations and financial condition could be materially adversely affected. Our systems and insurance coverage for protecting against cyber security risks may not be sufficient. Although to date we have not experienced any material losses relating to cyber attacks, we may suffer such losses in the future. We may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities.

Governmental and Regulatory Risks

As a holding company, limitations on the ability of our operating subsidiaries to make distributions to us could adversely affect the funding of our operations.

We are a holding company organized under the federal laws of Canada that conducts operations through foreign (principally Ghanaian) subsidiaries and joint ventures, and substantially all of our assets consist of equity in these entities. Accordingly, any limitation on the transfer of cash or other assets between the parent corporation and these entities, or among these entities, could restrict our ability to fund our operations efficiently, or to repay the 5% Convertible Debentures or other debt. Any such limitations, or the perception that such limitations might exist now or in the future, could have an adverse impact on available credit and our valuation and stock price.

The Government of Ghana may make or propose changes to the mining fiscal regime that will have a significant impact on our overall costs.

In 2012, the Government of Ghana announced its intent to introduce a 10% windfall profit tax on mining companies. In 2013, as a result of the decline in spot gold prices during 2013 the Government of Ghana suspended its implementation of the proposed windfall profit tax. However if gold prices increase the Government of Ghana may decide to continue its plan to implement the proposed 10% windfall profit tax.

The Government of Ghana could review the existing tax stability agreements of mining companies operating in Ghana. While our mines do not have tax stability agreements, the Government of Ghana could decide to review our Deeds of Warranty which specify certain tax agreements for our properties. Such a review could result in some of our financial concessions being revoked or changes which could have a significant impact on our profitability, results of operations and financial resources.

We are subject to changes in the regulatory environment where we operate which may increase our costs of compliance.

Our mining operations and exploration activities are subject to extensive regulation governing various matters, including:

•	licensing;

•	production;

•	taxes;

•	disposal of process water or waste rock;

•	toxic substances;

•	development and permitting;

•	exports and imports;

•	labor standards;

•	mine and occupational health and safety;

•	environmental protection and corporate responsibility, and

•	mine rehabilitation and closure plans.

Compliance with these regulations increases the costs of the following:

•	planning;

•	designing;

•	drilling and exploration activities;

•	operating;

•	developing;

•	constructing; and

•	closure, reclamation and rehabilitation and post closure.

We believe that we are in substantial compliance with current laws and regulations in Ghana and elsewhere. However, these laws and regulations are subject to frequent change and reinterpretation. Amendments to current laws and regulations governing operations and activities of mining companies or more stringent implementation or interpretation of these laws and regulations could have a material adverse impact on us. These factors could cause a reduction in levels of production and delay or prevent the development or expansion of our properties in Ghana.

The implementation of changes in regulations that limit the amount of proceeds from gold sales that could be withdrawn from Ghana could also have a material adverse impact on us, as Wassa and Bogoso are currently our only sources of internally generated operating cash flows.

Environmental bonding requirements are under review in Ghana and bonding requirements may be increased.

As part of its periodic assessment of mine reclamation and closure costs, the Ghana Environmental Protection Agency (“EPA”) reviews the adequacy of reclamation bonds and guarantees. In certain cases, it has requested higher levels of bonding based on its findings. If the EPA were to require additional bonding at our properties, it may be difficult, if not impossible, to provide sufficient bonding. If we are unable to meet any such increased bonding requirements or negotiate an acceptable solution with the Government of Ghana, our operations and exploration and development activities in Ghana may be materially adversely affected.

The Government of Ghana has the right to increase its interest in certain subsidiaries.

In accordance with the Minerals and Mining Act, 2006 (“Act 703”), the Government of Ghana has a 10% carried interest in the mineral operations of Ghanaian mining companies. The carried interest comes into existence at the time the government issues a mining license. As such, the Government of Ghana currently has a 10% carried interest in our subsidiaries that own the Wassa and Bogoso properties.

Under Act 703, the Government of Ghana has the right to acquire a special share or “golden share” in such subsidiaries at any time for no consideration or such consideration as the Government of Ghana and such subsidiaries might agree, and a pre-emptive right to purchase all gold and other minerals produced by such subsidiaries. A “golden share” carries no voting rights and does not participate in dividends, profits or assets. While the Government of Ghana has not sought to exercise any of these rights at our properties, any such attempts to do so in the future could adversely affect our financial results.

We are subject to risks relating to exploration, development and operations in foreign countries.

Our assets and operations are affected by various political and economic uncertainties in the countries where we operate, including:

•	war, civil unrest, terrorism, coups or other violent or unexpected changes in government;

•	political instability and violence;

•	expropriation and nationalization;

•	renegotiation or nullification of existing concessions, licenses, permits, and contracts;

•	illegal mining;

•	changes in taxation policies;

•	unilaterally imposed increases in royalty rates, such as the increase in royalty rates imposed by the Government of Ghana, effective March 2011, which changed the method of calculating the royalties from not less than 3% and not more than 6% of a mine’s total mineral revenues to a flat rate of 5% of mineral revenues;

•	restrictions on foreign exchange and repatriation; and

•	changing political conditions, currency controls, and governmental regulations that favor or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.

Illegal mining has occurred on our properties, which is difficult to control, can disrupt our business and can expose us to liability.

We continue to experience illegal mining activity on our mining and exploration properties. Most of this activity is on our Prestea South properties. While we are proactively working with local, regional and national governmental authorities to obtain protection of our property rights, any action on the part of such authorities may not occur, may not fully address our problems or may be delayed.

In addition to the impact on our mineral reserves and mineral resources, the presence of illegal miners can lead to project delays and disputes and delays regarding the development or operation of commercial gold deposits. Illegal miners could cause environmental damage or other damage to our properties, or personal injury or death, for which we could potentially be held responsible. Illegal miners may work on other of our properties from time to time, and they may in the future increase their presence and have increased negative impacts such as those described above on such other properties.

Our activities are subject to complex laws, regulations and accounting standards that can adversely affect operating and development costs, the timing of operations, the ability to operate our mines and our financial results.

Our business, mining operations and exploration and development activities are subject to extensive Canadian, United States, Ghanaian and other foreign, federal, state, provincial, territorial and local laws and regulations governing exploration, development, production, exports, taxes, labor standards, waste disposal, protection of the environment, reclamation, historic and cultural resource preservation, mine safety and occupational health, toxic substances, reporting and other matters, as well as accounting standards. Compliance with these laws, regulations and standards or the imposition of new requirements could adversely affect exploration, operating and development costs, the timing of operations and the ability to operate, as well as our financial results.

Failure to maintain effective internal controls could have a material adverse effect on our business and share price.

Annually, we are required to test our internal controls over financial reporting to satisfy the requirements of applicable securities laws, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. Failure to maintain effective internal controls could have a material adverse effect on our business and share price.

Market Risks

The market price of our Common Shares has experienced volatility and could continue to do so in the future.

Our Common Shares are listed on the NYSE MKT, the TSX and the Ghana Stock Exchange. Companies with market capitalizations similar to ours have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in North America and globally and market perceptions of the attractiveness of particular industries. Our share price is also likely to be significantly affected by short-term changes in gold prices or in our financial condition or results of operations as reflected in our quarterly earnings reports. Other factors unrelated to our performance that could have an effect on the price of our Common Shares include the following:

•	the extent of analytical coverage available to investors concerning our business could be limited if investment banks with research capabilities do not continue to follow our securities;

•	the trading volume and general market interest in our securities could affect an investor’s ability to trade significant numbers of Common Shares;

•	the size of the public float in our Common Shares may limit the ability of some institutions to invest in our securities; and

•	a substantial decline in our stock price that persists for a significant period of time could cause our securities to be delisted from NYSE MKT, the TSX and/or the Ghana Stock Exchange, further reducing market liquidity.

As a result of any of these factors, the market price of our Common Shares at any given point in time might not accurately reflect our long-term value. Stock markets in general have recently experienced higher levels of volatility. Securities class action litigation often has been brought against companies following periods of market price volatility that affects the market price of particular securities without regard to the performance of the company whose stock price is affected. We could in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

Investors could have difficulty or be unable to enforce certain civil liabilities on us.

A majority of our assets are located outside of Canada and all of our assets are located outside of the United States. Accordingly, it might not be possible for investors to collect judgments obtained in Canadian courts or United States courts predicated on the civil liability provisions of Canadian securities legislation or U.S. federal securities legislation or to realize upon our assets in connection with such judgments.

The conversion feature of our 5% Convertible Debentures could limit increases in the trading price of our Common Shares.

The conversion price of our outstanding 5% Convertible Debentures is $1.65 per share. During periods when our Common Share price is greater than the conversion price, this conversion feature may limit the increase in the price of our Common Shares, since any increase in the stock price above the conversion price will make it more likely that the 5% Convertible Debentures will be converted, thereby exerting a downward pressure on the market price of the Common Shares.

The existence of outstanding rights to purchase or acquire Common Shares could impair our ability to raise capital.

As of July 21, 2014, there were options outstanding to purchase up to 15,658,797 Common Shares at exercise prices ranging from Cdn.$0.50 to Cdn.$5.11 per share and there were deferred share units outstanding redeemable for up to 1,850,778 Common Shares issued from treasury. In addition, 1,617,588 Common Shares were available for future issuance under our stock option plans and 5,620,212 Common Shares were available for future issuance under our deferred share unit plan. Furthermore, approximately 46,963,636 Common Shares are currently issuable upon the full conversion of our outstanding Convertible Debentures (additional shares may be issuable to debenture holders in certain circumstances). During the life of the options, Convertible Debentures and other rights, the holders are given an opportunity to profit from a rise in the market price of Common Shares, with a resulting dilution in the interest of the other shareholders. Our ability to obtain additional financing during the period such rights are outstanding could be adversely affected, and the existence of the rights could have an adverse effect on the price of our Common Shares. The holders of the options, Convertible Debentures and other rights can be expected to exercise or convert them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the outstanding rights.

Current global financial conditions may affect our ability to obtain financing and may negatively affect our asset values and results of operations.

Global financial conditions during recent years have been characterized by heightened volatility and uncertainty. As a result, access to financing has been negatively impacted, which may affect our ability to obtain equity or debt financing in the future on favorable terms or at all. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. If such increased levels of volatility and market turmoil continue or worsen, our operations could be adversely impacted and the trading price of our Common Shares may be adversely affected.

The Company has discretion in the use of the net proceeds from any Offering.

The aggregate amount of net proceeds to be received by the Company pursuant to any offering of Securities is uncertain and will be set forth in the applicable Prospectus Supplement. Unless otherwise set forth in the applicable Prospectus Supplement, the Company will have discretion in the actual application of the net proceeds from any offering of Securities. The Company may elect to allocate the net proceeds differently from that described in “Use of Proceeds” if the Company believes it would be in the Company’s best interests to do so at the time such net proceeds are received. Furthermore, as at the date hereof, the Company has no definitive plans for the expenditure of the proceeds of any offering of Securities and there can be no assurance as to how such funds may be expended.

There are certain U.S. federal income tax risks associated with ownership of our Common Shares.

Holders of our Common Shares who are U.S. taxpayers should consider that we may be or could become a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes. We do not expect to be a PFIC for the year ending December 31, 2014, and do not expect to become a PFIC in the foreseeable future, but the tests for determining PFIC status depend upon a number of factors, some of which are beyond our control, and can be subject to uncertainties, and we cannot assure you that we will not be a PFIC for the year ending December 31, 2014, or any future year. We undertake no obligation to advise holders of Common Shares as to our PFIC status for the year ending December 31, 2014, or any future year.

If we are a PFIC for any year, any person who holds Common Shares who is a U.S. person for U.S. income tax purposes (a “U.S. holder”) and whose holding period for those Common Shares includes any portion of a year in which we are a PFIC generally would be subject to a special adverse tax regime in respect of “excess distributions.” Excess distributions include certain distributions received with respect to PFIC shares in a taxable year. Gain recognized by a U.S. holder on a sale or other transfer of Common Shares (including certain transfers that would otherwise be tax free) also would be treated as excess distributions. Such excess distributions and gains would be allocated ratably to the U.S. holder’s holding period. For these purposes, the holding period of shares acquired either through an exercise of Securities that are convertible or exercisable for Common Shares or the conversion of convertible debentures includes the holder’s holding period in the Securities that are convertible or exercisable for Common Shares or convertible debt.

The portion of any excess distribution (including gains treated as excess distributions) allocated to the current year or to a year prior to the first year in which the Company was a PFIC would be includible as ordinary income in the current year. The portion of any excess distribution allocated to the first year in the U.S. holder’s holding period in which the Company was a PFIC and any subsequent year or years (excluding the current year) would be taxed at the highest marginal rate applicable to ordinary income for each such year (regardless of the taxpayer’s actual marginal rate for that year and without reduction by any losses or loss carryforwards) and would be subject to interest charges to reflect the value of the U.S. income tax deferral.

Elections may be available to mitigate the adverse tax rules that apply to PFICs (the so-called “QEF” and “mark-to-market” elections), but these elections may cause the recognition of taxable income or gain. The QEF and mark-to-market elections are not available to U.S. holders with respect to options or convertible securities. We have not decided whether we would provide to U.S. holders of our Common Shares the annual information that would be necessary to make the QEF election.

Additional special adverse rules also apply to U.S. holders who own our Common Shares if we are a PFIC and have a non-U.S. subsidiary that is also a PFIC. Special adverse rules that impact certain estate planning goals could apply to our Common Shares if we are a PFIC.

INTEREST OF EXPERTS

Each of Richard Oldcorn, Dr. Lucy Roberts, Chris Bray, Dr. John Arthur, Michael Beare, Neil Marshall, Dr. Anthony Rex, Krzysztof Czajewski, John Willis, Martin Raffield, Steven Mitchel Wasel and Yan Bourassa is a person who has reviewed or supervised the preparation of information upon which scientific and technical information relating to Golden Star’s mineral properties contained or incorporated by reference in this Prospectus is based. Each of Martin Raffield, Steven Mitchel Wasel and Yan Bourassa is an officer or employee of Golden Star and/or an officer, director or employee of one or more of its associates or affiliates. None of such persons received or will receive a direct or indirect interest in any property of Golden Star or any of its associates or affiliates. To the best knowledge of the Company, as of the date hereof, each of such persons owns beneficially, directly or indirectly, less than 1% of any outstanding class of securities of Golden Star.

LEGAL MATTERS

Certain Canadian legal matters relating to the offering of Securities hereunder will be passed upon on behalf of the Company by Fasken Martineau DuMoulin LLP with respect to Canadian legal matters and by Davis Graham and Stubbs LLP with respect to United States legal matters. At the date hereof, each of the partners and associates of Fasken Martineau DuMoulin LLP, as a group, and Davis Graham and Stubbs LLP, as a group, beneficially own, directly or indirectly, less than 1% of any outstanding securities of the Company.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Company are PricewaterhouseCoopers LLP, Chartered Professional Accountants, Licensed Public Accountants through their offices at 18 York Street, Suite 2600, Toronto, Ontario Canada. PricewaterhouseCoopers LLP is the auditor of the Company and has confirmed that they are independent of the Company in accordance with the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario.

The transfer agent and registrar for the Common Shares is CST Trust Company, through its offices at 1066 West Hastings Street, Suite 1600, Vancouver, British Columbia, Canada V6E 3X1 and 320 Bay Street, Toronto, Ontario, Canada, M5H 4A6 and in Ghana our sub-registrar and transfer agent is Ghana Commercial Bank Limited at its principal office in the city of Accra, Ghana.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed or will be filed with the SEC as part of the Registration Statement of which this Prospectus is a part:

•	the documents listed under “Documents Incorporated by Reference” and also the following documents:

(a) unaudited condensed interim consolidated financial statements of the Company for the six months ended June 30, 2014, together with the notes thereto;

(b) management’s discussion and analysis of financial condition and results of operations of the Company for the six months ended June 30, 2014;

(c) unaudited condensed interim consolidated financial statements of the Company for the nine months ended September 30, 2014, together with the notes thereto;

(d) management’s discussion and analysis of financial condition and results of operations of the Company for the nine months ended September 30, 2014; and

•	consents of auditors, engineers and Canadian legal counsel; and

•	powers of attorney pursuant to which amendments to the Registration Statement may be signed.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification of Officers and Directors

Under the Canada Business Corporations Act (“CBCA”), Golden Star may indemnify a director or officer of Golden Star, a former director or officer of Golden Star or another individual who acts or acted at Golden Star’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Golden Star or the other entity on the condition that (i) the individual acted honestly and in good faith with a view to the best interests of Golden Star or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at Golden Star’s request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful. Further, Golden Star may, with court approval, indemnify an individual described above in respect of an action by or on behalf of Golden Star or another entity to obtain a judgment in its favor, to which the individual is made a party by reason of the individual’s association with Golden Star or such other entity described above, against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfils conditions (i) and (ii) above. An individual referred to above is entitled to indemnification from Golden Star as a matter of right if he or she was not judged by a court or other competent authority to have committed any fault or omitted to do anything he or she ought to have done and fulfils conditions (i) and (ii) above. Golden Star has entered into an Indemnification Agreement with certain Golden Star directors and officers under which Golden Star has agreed to indemnify and hold harmless the individual in substantially the same circumstances as outlined in this paragraph.

In accordance with the provisions of the CBCA described above, the by-laws of Golden Star provide that, subject to the relevant provisions of the CBCA, Golden Star shall indemnify a director or officer of Golden Star, a former director or officer of Golden Star, or another individual who acts or acted at Golden Star’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Golden Star or such other entity if the individual acted honestly and in good faith with a view to the best interests of Golden Star or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at Golden Star’s request, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

Golden Star also maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers. The directors and officers are not required to pay any premium in respect of the insurance. The policy contains standard industry exclusions.

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Exhibits

The exhibits to this Amendment No. 2 to the Registration Statement on Form F-10 are listed in the Exhibit Index, which appears elsewhere herein.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The Company undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

(a)	At the time of the filing of this Amendment No. 2 to the Registration Statement on Form F-10, the Registrant has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)	Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the Commission by Amendment to Form F-X referencing the file number of the registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 2 to the Registration Statement on Form F-10 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on December 12, 2014.

GOLDEN STAR RESOURCES LTD.

By:	/s/ Samuel T. Coetzer
Samuel T. Coetzer, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form F-10 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Samuel T. Coetzer	President and Chief Executive	December 12, 2014
Samuel T. Coetzer	Officer, and Director (Principal Executive Officer)

/s/ André van Niekerk	Chief Financial Officer (Principal Financial and	December 12, 2014
André van Niekerk	Accounting Officer)

*	Director, Chairman of the Board	December 12, 2014
Timothy C. Baker

*	Director	December 12, 2014
Anu Dhir

*	Director	December 12, 2014
Robert E. Doyle

*	Director	December 12, 2014
Tony Jensen

*	Director	December 12, 2014
Craig J. Nelsen

*	Director	December 12, 2014
Christopher M.T. Thompson

*	Director	December 12, 2014
William L. Yeates

* By:	/a/ André van Niekerk
André van Niekerk
Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Amendment No. 2 to the Registration Statement on Form F-10, solely in its capacity as the duly authorized representative of Golden Star Management Services Company in the United States, on this 12th day of December, 2014.

GOLDEN STAR MANAGEMENT SERVICES COMPANY
(Authorized U.S. Representative).

By:	/s/ Samuel T. Coetzer
Name:	Samuel T. Coetzer
Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	The annual information form of the Company dated as of March 21, 2014, for the year ended December 31, 2013 (incorporated by reference to Exhibit 99.1 to the Company’s Form 40-F, (File No. 001-12284) filed with the SEC on March 25, 2014 (the “Form 40-F”))

4.2	The annual audited consolidated financial statements of the Company for the year ended December 31, 2013 and related notes, together with the independent auditors’ report thereon (incorporated by reference to Exhibit 99.3 to the Form 40-F)

4.3	Management’s discussion and analysis of financial condition and results of operations of the Company for the year ended December 31, 2013 (incorporated by reference to Exhibit 99.2 to the Form 40-F)

4.4	The unaudited condensed interim consolidated financial statements of the Company for the three months ended March 31, 2014, together with the notes thereto (incorporated by reference to Exhibit 99.2 to the Company’s Form 6-K filed with the SEC on May 7, 2014 (File No. 001-12284))

4.5	Management’s discussion and analysis of financial condition and results of operations of the Company for the three months ended March 31, 2014 (incorporated by reference to Exhibit 99.1 to the Company’s Form 6-K filed with the SEC on May 7, 2014 (File No. 001-12284))

4.6	The unaudited condensed interim consolidated financial statements of the Company for the six months ended June 30, 2014, together with the notes thereto (incorporated by reference to Exhibit 99.2 to the Company’s Form 6-K filed with the SEC on July 31, 2014 (File No. 001-12284))

4.7	Management’s discussion and analysis of financial condition and results of operations of the Company for the six months ended June 30, 2014 (incorporated by reference to Exhibit 99.1 to the Company’s Form 6-K filed with the SEC on July 31, 2014 (File No. 001-12284))

4.8	The unaudited condensed interim consolidated financial statements of the Company for the nine months ended September 30, 2014, together with the notes thereto (incorporated by reference to Exhibit 99.2 to the Company’s Form 6-K filed with the SEC on November 5, 2014 (File No. 001-12284))

4.9	Management’s discussion and analysis of financial condition and results of operations of the Company for the nine months ended September 30, 2014 (incorporated by reference to Exhibit 99.1 to the Company’s Form 6-K filed with the SEC on November 5, 2014 (File No. 001-12284))

4.10	Management information circular of the Company dated March 14, 2014 relating to the Company’s annual general and special meeting of shareholders held on May 8, 2014 (incorporated by reference to Exhibit 99.1 to the Company’s Form 6-K filed with the SEC on April 1, 2014 (File No. 001-12284))

5.1	Consent of PricewaterhouseCoopers LLP*

5.2	Consent of Martin Raffield**

5.3	Consent of Steven Mitchel Wasel**

5.4	Consent of Yan Bourassa**

5.5	Consent of Richard Oldcorn**

5.6	Consent of Dr. Lucy Roberts**

5.7	Consent of Chris Bray**

5.8	Consent of Dr. John Arthur**

5.9	Consent of Michael Beare**

5.10	Consent of Neil Marshall**

5.11	Consent of Dr. Anthony Rex**

5.12	Consent of Krzysztof Czajewski**

5.13	Consent of John Willis**

5.14	Consent of Fasken Martineau DuMoulin LLP*

6.1	Power of Attorney (included on the signature page of this Registration Statement)**

*	Filed herewith
**	Previously Filed